Exhibit 2

Attention Business Editors:

Peru Copper Conference Call Notification

VANCOUVER, Feb 9 /CNW/ - Peru Copper (TSX:PCR, PCR.WT / AMEX;CUP, CUP.WS / BVL:CUP) announced today that it will hold a conference call and webcast at 11:00 a.m. pacific, 2:00 p.m. eastern to discuss the results from the completed pre-feasibility study on the Toromocho Project.

To participate in the conference call, please dial 416-644-3431 or 1-800-814-4860.

The live or archived webcast can be accessed through the Company’s website at www.perucopper.com or via http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=1367960

The call will be available for replay until February 23, 2006 by calling 416-640-1917 or 1-877-289-8525 and entering the pass code 21176751 followed by the number sign.

About Peru Copper

Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.

For further information: Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com